Exhibit 99.2

Mar. 05. 2007 / 11:00AM ET, MECA - Q4 2006 Magna Entertainment Corp. Earnings Conference Call

CORPORATE PARTICIPANTS

 Michael Neuman
 Magna Entertainment Corp. - CEO

 Blake Tohana
 Magna Entertainment Corp. - CFO

 Joe De Francis
 Magna Entertainment Corp. - EVP

CONFERENCE CALL PARTICIPANTS

 Steve Velgot
 Cathay Financial - Analyst

 Peter Sklar
 BMO Capital Markets - Analyst

 Ryan Worst
 Brean Murray - Analyst

 Anoop Prihar
 GMP Securities - Analyst

 Tony Campbell
 Knott Partners - Analyst

 Tim Rice
 Rice Voelker - Analyst

 Mark Friedman
 MBF Capital - Analyst

 PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the announcement of fourth quarter results. During the presentation all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. [OPERATOR INSTRUCTIONS] As a reminder this conference is being recorded Monday, March 5th, 2007.

Your speaker for today is Michael Neuman. And I would now like to turn the conference over to Michael Neuman, Chief Executive Officer of Magna Entertainment Corporation. Please go ahead, sir.

Michael Neuman  — Magna Entertainment Corp. - CEO

Thank you, Operator. Good morning, ladies and gentlemen. Thanks for joining us at our 2006 fourth quarter and year-end conference call for Magna Entertainment. It’s a pleasure to be able to address you this morning. Again, my name is Michael Neuman. I’m Chief Executive Officer of the Corporation, and many of you will have noted I am the new Chief Executive Officer, having been appointed formally just this past week. I am joined today by Blake Tohana. Blake is our Chief Financial Officer and I’m also joined from another location by Joe De Francis, our Executive Vice President.

Final Transcript

Because Joe and Blake were here during 2006, and certainly during fourth quarter, they will field most of the questions about 2006 results and fourth quarter results. And I’m certainly available to answer any questions that may arise following the announcement this morning of our new endeavor with the Churchill Downs, the new business we’ve created called TrackNet Media Group LLC, together with Churchill Downs, as well as questions that you may have regarding Churchill’s investment in 50% of our HRTV television channel, both of which were announced this morning. I was involved with a large team at Churchill and at MEC over the past many weeks leading up to and certainly prior to my appointment last week in this. I’m happy to answer questions as is on that front, Joe De Francis has been involved in those transactions for many months prior to my arrival as well.

So, I’m happy to weigh in on those as you see fit, but I thought I might just take a moment prior to turning it over to Blake for discussion of Q4 2006, and just give you a feel for my earliest impressions upon arrival here at the Company, and in a sense, while I’ll be careful of the forward-looking statements, a sense of where things might go. But let me, as usual, remind you that this call will include forward-looking statements, within the meaning of applicable securities legislation and rather than read that disclaimer to you, I’m sure you hear it many times a day. I refer you to the forward-looking statement paragraphs of the press release we issued earlier this morning.

With that, let me just say that it’s a pleasure to have taken on the challenge of running what is certainly the preeminent racetrack operator in America, and one that has taken a unique path among the industry, which, an industry which is, as you know, has been very fractious in its makeup in that there have, up until the point when Frank Stronach thought to do a rollout or a horizontal integration of racetracks, it was really an industry dominated by a lot of mom and pop operations, and remained so throughout the period of the Magna Entertainment rollout. That rollout, as you know, has taken several years, and then was followed by what I would call a vertical integration. We now are an operator of a television channel, an operator of ADW betting platform. As we watched wagering volume move from live on track to off track and ADW on the internet, we have been a player in that realm. And then most recently with the acquisition of AmTote, we have a hand in the underlying technology.

So when asked, I have responded that I believe and it was a key reason for my wanting to join the Company, that the Company has assembled a very unique set of building blocks or ingredients that enable it to be successful going forward. However, and it’s no surprise to the many of you on this call, simply having the ingredients at your disposal is not enough. Execution following, particularly following acquisitions in a major rollout, execution becomes the distinguishing characteristic as to whether or not you can turn those ingredients into something that will ultimately be successful at, and my observations thus far is that while the vision is strong and clear, while it is a unique set of ingredients that should position the Company well going into the future, our mission now as the management team under my leadership will be to execute on and focus on the P&L. In other words, to insure that we are doing anything and everything that ought to be done to leverage those dispaired parts into a well functioning whole, so that we can actually take advantage of the benefits of vertical and horizontal integration that were part of the original vision. And to a very large extent, that execution has not been possible to date because of the, frankly the turnover in management, just the lack of continuity that has occurred up until this time.

I come from consumer products and services, and one of the things that I know from my background is that businesses, and certainly industries, that stop innovating, that don’t invest in the development of new products and new services, but rather watch the existing products and services move through their life cycle and into their twilight, simply are doomed to watch their revenues go down and their profitable be eroded away, and I think this industry as a whole is a great example of that having occurred, because the industry is not, shall we say, overwhelmed with marketing innovation, and I think there is a wonderful opportunity here, particularly here at Magna Entertainment, because we have this vertical and horizontal integration to begin to bring some of those marketing tenants into play here and begin to look for ways to serve customers well. So you will notice us being much more focused on things like customer retention, improving the revenue per customer among the categories of customers that we currently serve, both wide and virtual.

And then, more importantly, customer acquisition. So finding customers that we haven’t currently served, bringing them into the industry and offering them products that are attractive to them that will bring them either live or virtual back to the industry, and particularly Magna Entertainment, those are just table stakes for any of you who are or have been involved in consumer product marketing, consumer services marketing, but again, those kinds of words are not something that you would hear typically in the racing industry, but you will need to hear if the industry is going to be successful. You’ll certainly hear more of that in the future from me as we go through the development of our ongoing business plans at Magna Entertainment.

So, focused on the P&L, bringing us that kind of discipline to bear at Magna Entertainment. And then of course, coincident with that, and as a matter of some urgency, making sure that we’re doing anything and everything we can do to monetize what I would just call the non-productive assets, which the Company has done I think a good job of in 2006, continuing that process, we do clearly have assets at our disposal that we can monetize going forward on such a basis that it doesn’t have any, doesn’t cause any disruption to our core business or cause any disruption to our ability to generate increasing revenues from wagering or television going forward. So you’ll see us also continue to focus, maybe even to a greater degree than we have in the past, on that as well under my leadership.

Now, with that, and again I am willing to answer further questions that you may have about any of the foregoing, and rather than go and give you the whole dissertation on TrackNet Media, which was just announced this morning by release, and there was a conference call at 10 until 11:00, some of you may have been on, rather than go through all of that again, what I’ll do is do it by exception through questions and answers towards the end.

So with that I’m going to turn the call over to our Chief Financial Officer, Blake Tohana, and he will take you through through Q4 and 2006. Blake?

Blake Tohana  — Magna Entertainment Corp. - CFO

Thank you, Michael, and good morning, everyone. Today, I am going to review our financial results for the fourth quarter and year-ended December 31, 2006. I would like to note that our financial results are in U.S. dollars. Also, unless otherwise noted, my discussion of our financial results reflects continuing operations only.

Certain comparative amounts for the fourth quarter and year-ended December 31, 2006, have been reclassified to reflect discontinued operations. Discontinued operations for the fourth quarter of 2006 include the results of Fontana Golf Club which was sold in November 2006. Discontinued operations for the year-ended December 31, 2006 , include the results of Fontana Golf Club, Magna Golf Club and a restaurant and related real estate located in the United States. Discontinued operations for 2005 include the results of the operations just noted as well as the results of Flamboro Downs and Maryland, Virginia Racing Circuit.

Our consolidated revenues for the fourth quarter of 2006 were $133 million, an increase of $10 million or 8% compared to the same period of 2005. This increase is primarily due to the following: $9 million of gaming revenues at the Gulfstream Park Casino facility, which opened in November 2006 and produced an average daily net win per machine of $373 in the fourth quarter of 2006. A $7 million increase in gaming revenues at the Remington Park Casino facility, which opened in November 2005 and produced an average daily net win per machine of $215 in the fourth quarter of 2006 compared to $225 in the same period last year. And $7 million of revenues in AmTote, which we acquired the remaining 70% equity interest in July 2006. Partially offset by a $15 million decrease in revenues at Golden Gate Fields due to a change in the racing calendar which resulted in 34 less live race days in the fourth quarter of 2006 compared to the same period last year.

Our consolidated revenues for the year-ended December 31, 2006, were $702 million, an increase of $98 million or 16% compared to the prior year. This increase was primarily due to the following: A $50 million increase in gaming revenues at the Remington Park Casino facility which produced an average daily net win per machine of $236 for 2006. A $16 million increase in revenue at Gulfstream Park, due to the opening of the new clubhouse facility in January 2006 and casino in November 2006. $14 million of revenues in AmTote, and an $11 million increase in revenues at our California operations, due to improved performance at San Anita Park and 10 additional live race days at Golden Gate Fields compared to the prior year.

Our earnings before interest, taxes, depreciation and amortization referred to as EBITDA for the fourth quarter of 2006 was $7 million, an improvement of $26 million compared to the same period in 2005. The improvement in EBITDA was primarily due to a $126 million gain on sale of intangible assets related to the Meadows, recorded in the fourth quarter of 2006, partially offset by non-cash asset impairment writedowns of $89 million, which included $76 million related to Magna Racino, $11 million related to the Meadows transaction, and $1 million related to a parcel of residential development land in Canada that was disposed of in February 2007.

EBITDA for the fourth quarter 2006 was also impacted by the following: A $7 million decline in EBITDA at our California operations, primarily due to the change in the racing calendar at Golden Gate Field described previously. A $3 million decline in EBITDA at Gulfstream Park, due to higher operating cost. And a $4 million increase in pre-development, pre-opening and other costs primarily due to a $3 million write-off of costs incurred in connection with our Michigan racing license, and $2 million of costs incurred in pursuit of Alternative Gaming Legislation in Ohio, which was defeated in the November 2006 general election.

For the year-ended December 31, 2006, our EBITDA was $12 million, an improvement of $46 million compared to the prior year. The improvement in EBITDA was primarily due to the previously described $126 million gain on sale related to the Meadows, partially offset by non-cash asset impairment writedowns of $89 million.

EBITDA for the year-ended December 31, 2006, was also impacted by the following: An $8 million improvement in EBITDA at our Southern US operations, primarily due to a full year’s operation of our Remington Park Casino facility. A $4 million improvement in EBITDA at Magna

Racino, excluding the previously mentioned non-cash asset writedown due to operating cost reductions. And a $3 million improvement in EBITDA at our Maryland operations, primarily due to increased wagering revenues at Laurel Park and lower costs, partially offset by a $4 million increase in Corporate and other costs primarily due to higher severance charges and financing fees. A reconciliation of EBITDA to GAAP financial measures for the fourth quarter and year-ended December 31, 2006, can be found in Note 14 to our consolidated financial statements which were included in our press release issued earlier this morning.

For the fourth quarter of 2006, our net loss was $12 million and diluted loss per share was $0.12 per share compared to $40 million and $0.37 per share for the same period of 2005. For the year-ended December 31, 2006, our net loss was $87 million and diluted loss per share was $0.81 per share, compared to $105 million and $0.98 per share for the prior year. From a cash flow perspective, we had negative cash flow from operations of $21 million for the fourth quarter of 2006, a decline of $7 million compared to the same period of 2005. Net cash provided from investing activities was $156 million for the fourth quarter 2006, which included $172 million of net proceeds from The Meadows transaction, compared to a use of $68 million for the same period of 2005, which included capital expenditures related to the redevelopment project at Gulfstream Park and a buildout of the casino facility at Remington Park.

Net cash used for financing activities was $127 million for the fourth quarter of 2006, which included $150 million of debt repayments, compared to $78 million provided for financing activities in the same period of 2005, which included $80 million of debt advances from our parent. Net cash flows provided from discontinued operations were $19 million in the fourth quarter of 2006, compared to $18 million for the same period of 2005. For the year-ended December 31, 2006, we had negative cash flow from operations of $62 million compared to $58 million for the prior year. Net cash provided from investing activities was $88 million for the year-ended December 31, 2006, compared to a use of $145 million in the prior year. This improvement was primarily due to the proceeds received from The Meadows transaction and a $60 million decrease in capital expenditures compared to the prior year.

Net cash used for financing activities was $51 million for the year-ended December 31, 2006 compared to $144 million provided from financing activities for the prior year. Net cash flows provided from discontinued operations was $33 million for the year-ended December 31, 2006, compared to $48 million for the prior year. For the year-ended December 31, 2006, the sale of our discontinued operations resulted in associated debt retirements of $50 million. Looking at our cash position, we had a cash balance of $58 million at December 31, 2006, compared to $51 million at December 31, 2005. Total capitalization at December 31, 2006, consisted of $401 million of equity, and $581 million of long term debt, including our convertible subordinated notes and amounts due to our parent Company. At December 31, 2006, our long term debt to total capitalization ratio was approximately 59%.

We made significant progress during the fourth quarter of 2006 in selling assets and paying down debt. We closed The Meadows transaction in November 2006, which contributed to net debt repayments of $117 million and a net reduction in bank indebtedness of $33 million for the fourth quarter of 2006. Subsequent to year-end, we disposed of two non-core real estate properties for proceeds to $30 million, which were used to pay down debt. We are continuing to pursue other funding sources to further strengthen our balance sheet which may include additional non-core asset sales, partnerships and raising equity.

We also remain focused on improving our operating results. We look forward to the installation of an additional 700 slot machines at Gulfstream Park later this month. Also, the recently announced TrackNet Media joint venture transaction with Churchill Downs is expected to have a positive impact on the future operating results of HRTV and XpressBet, which had total handle of $150 million for the year-ended December 31, 2006, an increase of $15 million or 11% compared to the prior year. In addition, we are encouraged about the future prospects for AmTote which was recently awarded a 10 year contract by Alberta Northlands to provide tote services to Northlands Racetrack and the associated OTB’s. Also, Woodbine Entertainment Group has selected AmTote as the preferred vendor for its tote services. Woodbine and AmTote are currently negotiating a definitive 10 year contract which is expected to be finalized later this month.

I would now like to turn this conference call back over to Michael Neuman.

Michael Neuman  — Magna Entertainment Corp. - CEO

Thank you, Blake. And as I said, we will now turn it over to — turn the call over to questions and answers. And maybe with a bit of preamble regarding TrackNet Media Group, and the HRTV transaction that we disclosed this morning, simply for the benefit of those of you who have not yet seen the announcement, we have formed a joint venture — two joint ventures in fact, with Churchill Downs, wherein we have formed a new company together, known as TrackNet Media Group, LLC, and that business will have the impact of bringing together our respective final cap distribution operations into one group. We’re both putting people from our respective final cap teams into that group.

The company will be headed up by our previous at U.S. Council, that was located at Santa Anita, Scott Daruty. Scott will be CEO of the business and he’ll be located at TrackNet Media’s offices that are located in Arcadia, California, at our TrackNet Anita, and the Company will also have offices in Louisville, Kentucky, at Churchill Downs. Likewise, Churchill has the kind of people from their company into the new venture including Patrick Troutman, their Executive Vice President, he will be the Executive Vice President of the new company. He was previously President of their simulcast operations, and both Patrick and Scott will bring members of their previous existing teams over into the new venture.

So we expect to be able to do a lot more with that new venture at lower costs, which is one of its motivations, but we also expect through the implementation of new wagering securities integrity measures to be able to [clock] back revenues that had previously leaked from the industry and in doing so, in leaking from the industry, we’ve been unable to garner any return on investment on those. We think over time, we may be able to actually expand the size of the pie, as it were, and our share thereof through this new venture.

We also believe that in the ventures designed to maximize distribution, certainly both companies sell all of their content through some of the distribution, that’s including some of the ADW operators. The philosophy of this new business is to — is really to create two new anchor tenants in what we call a content mall and make ourselves open for business to all of the ADW and other distribution outlets on the basis, on a basis that assumes they make their content available to us. So we believe under a scenario where all of the content is available to all of the distribution outlets, we ought to be able to once again increase the size of the pie for the market for wagering. That together with the securities and integrity initiatives, we think gives rise to a lower lower cost operation and a higher revenue generating operation.

Also, we agree that Churchill would acquire 50% of HRTV. Now, as you all know, while I don’t think we have ever disclosed what it cost us to support HRTV, I will say to you as the new CEO, I’m sure glad that we didn’t stop that support up until today, because frankly, without it, I don’t know that the kinds of joint venturing that we’ve entered with Churchill would have been possible. HRTV will in effect — pardon me, [MEC] will in effect cut the cost of supporting HRTV in half with this because the ongoing financing or support of HRTV will be shared 50/50 between ourselves and Churchill. But more importantly, still, HRTV will have the benefit of a fork lift upgrade in its programming as a result of taking onboard all of the Churchill programming, both initially with the Churchill Downs meet that starts in April and ultimately as exclusive licensing agreements that they’ve had with a previous vendor expire, we’ll take onboard that programming as well.

So this gives rise to, I think, a wonderful opportunity for HRTV to attract new customers that previously had to go to another television channel for that programming, and attract new distribution outlets. As you know, we’re carried nationwide by DISH Network and a variety of local cable companies here and there across America, but there are several cable companies that don’t either don’t carry us or carry us in an obscure digital package that either do carry TVG, the previous holder of the Churchill television rights, or don’t carry either and they will be looking for an opportunity to attract the customers in their geographic areas that would make them more competitive with satellite, particularly DISH, who does carry us.

So, I think you’re going to see a lot of competitive activity between cable and satellite operators, and I believe that you will see HRTV garner more carriage as a result of this, and certainly more customers now that we have that fork lift upgraded in our programming content. So, lower costs, higher potential revenue from HRTV.

And that’s a real short [riff] on that, I’m going to turn it over to the conference operator to begin fielding — taking your questions for as long as we can go this morning. Operator, are you there?

 QUESTION AND ANSWER

Operator

Yes, sir. Thank you. [OPERATOR INSTRUCTIONS] Your first question comes from the line of Steve Velgot of Cathay Financial.

Steve Velgot  — Cathay Financial - Analyst

Thank you. A couple questions, actually. First is whether or not you could describe what kind of asset sales goals you may have for the year, if it’s changed at all or, I know you still have some debt that’s due this year, so that’s the first question.

Blake Tohana  — Magna Entertainment Corp. - CFO

Steve, yes, it’s Blake. I mean, we haven’t talked about specific goals or targets throughout that sales. I think we’re up to about about $400 million over the past 18 months in asset sales and we’re going to continue to sell non-core assets during 2007. As you know, we’ve got significant amounts of real estate that is excess to our operations that we can sell, and those are things that we’re looking at and we expect to sell there in 2007, but no specific numbers with respect to asset sale targets.

 Steve Velgot  — Cathay Financial - Analyst

Okay, and then if I could, this is a question to Michael about, in hindsight I think it’s pretty clear that the Magna Racino was not a good investment, but I know that the Company is exploring, or has explored for the last six or seven years, putting a track in Dixon, California, which would be the first track, new track in California in a couple generations anyway. Could you talk at all about how you think about that potential Dixon project and how it is a better investment than the Magna Racino in Austria?

Michael Neuman  — Magna Entertainment Corp. - CEO

Sure, thanks. Let me start by saying that the evolution of this project began first with the acquisition of raw land, so if I had to pars it out into, if I had to answer your question by parsing it out into chunks of time, I would say that if we just stop now, my look at that raw land purchase would suggest that it’s success, so if we just stopped today, I’d say that it was a [prescient] purchase on the part of the Company as far as that goes. Our attempt now to win the entitlements that would give us the ability to go and build not only a track but a very significant retail facility on that land, which is right on the interstate, about a half an hour — less than a half an hour from Sacramento on the route between Sacramento and San Francisco, where for quite some distance in both directions, there really isn’t any real estate use of that type and retail of the type that we proposed in our entitlements.

I believe that that’s another smart move. So, again, if I have to pars that into chunks, I would say that we would be well advised to go ahead to get through this referendum, get the entitlements, and I think that also will [enure] to the benefit of us and our shareholders. At that point, we will look at how, when, and on what basis, with what partners, we’ll look at all of our options with respect to the full development that we propose under our application for entitlements on that land, and only then will we decide how, when, where, and on what basis we decide to go ahead. So that’s a third step that I can’t comment on at this stage because the first step was to buy it and then with the passage of time, we did well, given market value there.

The second is to get the entitlements, and my analysis of the current situation is that that makes good economic sense. And the third stage is to do that final step I just alluded to, and we haven’t got there yet, and if and when we get there, we’ll evaluate it on all the good economic basis that you’d hope, and then decide how we go forward and with what partners and on what basis.

Steve Velgot  — Cathay Financial - Analyst

Okay, thank you.

Operator

Thank you. Your next question comes from the line of Peter Sklar of BMO Capital Markets.

Peter Sklar  — BMO Capital Markets - Analyst

First a couple of questions on operations. I noticed in the segmented reporting there’s a deterioration in results of the California operations which you attributed to fewer racing days at Golden Gates, I think 12 versus 46. Where are those racing days going? Do they surface in the first quarter of where do they surface?

Blake Tohana  — Magna Entertainment Corp. - CFO

Peter, it’s a mix. The way the Golden Gate racing calendar worked in 2006 compared to 2005 was that they ran a lot more in the fourth quarter of ’05 versus ’06. If you looked at the entire year, they were actually I think 10 more race days in 2006 compared to ’05.

Peter Sklar - BMO Capital Markets - Analyst

So how do the race days play out in ’07 compared to ’06?

Blake Tohana - Magna Entertainment Corp. - CFO

Again, the calendar has changed again in 2007, but the total number of race days should be comparable. I think there’s three or four less in ’07 compared to ’06. It’s just kind of how they fall in the quarter.

Peter Sklar - BMO Capital Markets - Analyst

Okay. What’s going on in your Florida operations? I See that EBITDA has deteriorated there quite noticeably. I mean, all the new clubhouse and everything is up and running, you have the benefit of the slots operation, why is financial performance deteriorating?

Blake Tohana - Magna Entertainment Corp. - CFO

Peter, as we said in the press release, I think the issue that we had was the cost structure that we had in the fourth quarter of 2006. As you noted, the slots came onboard in November of ’06, but really the rest of the building we had shut it down for the early part of the fourth quarter as we were preparing to open up the slots. The challenge that we face in the fourth quarter of ’06, again, was the costs were too high for the revenue for that building. We’ve taken steps to address those costs. We’ve addressed management at Gulfstream Park and I think we’re quite encouraged at Gulfstream with the new building and the additional 700 machines coming on later this month it will do much better going forward.

Peter Sklar - BMO Capital Markets - Analyst

When you say costs are too high, is that costs related to racing relations or related to the slots operations?

Blake Tohana - Magna Entertainment Corp. - CFO

I would say everything, Peter. It was related to the whole building. We looked at other promotional opportunities, other operations with respect to entertainment, people. It was costs regarding the entire building as we launched in November ’06, and those, as I said, those costs weren’t in line with the revenues that we produced over that period.

Peter Sklar - BMO Capital Markets - Analyst

And Blake, what do you think the tax rate of the Company is going forward?

Blake Tohana - Magna Entertainment Corp. - CFO

The —

Peter Sklar - BMO Capital Markets - Analyst

You booked a big tax benefit during the quarter.

Blake Tohana - Magna Entertainment Corp. - CFO

Part of that tax benefit, again, was related to the non-cash asset impairment that we booked. As you know, we’re not taxable on a federal basis — on a cash basis given the loss carry forwards that we have.

Peter Sklar - BMO Capital Markets - Analyst

Right.

Blake Tohana - Magna Entertainment Corp. - CFO

The effect if tax rate is usually around 40%.

Peter Sklar - BMO Capital Markets - Analyst

Okay. And can you talk a little bit about the shelf filing you did for the 250 million and what the Company’s intentions are with respect to financing?

Blake Tohana - Magna Entertainment Corp. - CFO

Sure. It was actually $500 million the shelf that we filed.

Peter Sklar - BMO Capital Markets - Analyst

Okay.

Blake Tohana - Magna Entertainment Corp. - CFO

But as we’ve said for the past number of months that we’re going to continue to look at different ways to get that debt down, which includes [time for] asset sales and includes equity alternatives. The shelf just allows us to move quicker in the event that we do decide to proceed with an equity issue, if and when that’s determined to be appropriate, but we haven’t made that determination yet, but again the shelf allows us to move quicker if and when we do.

Peter Sklar - BMO Capital Markets - Analyst

Okay, that’s all I have. Thank you.

Operator

Thank you. Your next question comes from the line of Ryan Worst of Brean Murray.

Ryan Worst - Brean Murray - Analyst

Just a couple questions. One, was there any start-up expenses associated with the slots at Gulfstream, Blake?

Blake Tohana - Magna Entertainment Corp. - CFO

Yes, there was, but there was pre-opening costs of about 1.5 million, Ryan, but that was included in the pre-development, pre-opening line.

Ryan Worst - Brean Murray - Analyst

Okay.

Blake Tohana - Magna Entertainment Corp. - CFO

But then in connection with the opening, as I said, there were significant amount of costs and stocking costs and entertainment related costs that went through Gulfstream as a result, that I think we’ve right sized now and have got the cost structure more in line with that facility should be.

Ryan Worst - Brean Murray - Analyst

So even with just the 500 slots, would you say that you guys are EBITDA positive now out of the gaming facility?

Blake Tohana - Magna Entertainment Corp. - CFO

We look to be now, yes.

Ryan Worst - Brean Murray - Analyst

Okay.

Blake Tohana - Magna Entertainment Corp. - CFO

If you look at the results for the fourth quarter and you looked at the whole building, it was negative, but we look to be positive now.

Ryan Worst - Brean Murray - Analyst

Okay. And then regarding HRTV, are you guys still going to be consolidating those results or would you just show that as an equity interest there?

Blake Tohana - Magna Entertainment Corp. - CFO

It would be proportion at consolidation. Right now it’s a 50/50 joint venture.

Ryan Worst - Brean Murray - Analyst

Right. Okay. And I guess most of the loss in the technology segment, on the results provided by geographic area, most of the technology loss comes from HRTV?

Blake Tohana - Magna Entertainment Corp. - CFO

I would say yes, most of it comes from HRTV, yes, absolutely. I mean, there’s other pieces. We’ve got some start-up losses in the international expansion, not significant, but as we get into the UK and other markets, we’ve got some start up losses but the bulk of it relates to HRTV.

Ryan Worst - Brean Murray - Analyst

And then regarding the European operations, you took a large charge relating to that. Are you going to be better off going forward as far as the impact to the income statement?

Blake Tohana - Magna Entertainment Corp. - CFO

Two things, Brian. One is theres going to be less depreciation going forward as a result of the non-cash write-off that we took. And the second thing is, is as we noted, the Racino, although it wasn’t profitable in 2006, it was much better than 2005 and we look to 2007 being better than 2006, so, to answer your question, yes, for both of those reasons.

Ryan Worst - Brean Murray - Analyst

Okay, great. Thanks.

Operator

Thank you. Your next question comes from the line of Anoop Prihar with GMP Securities.

Anoop Prihar - GMP Securities - Analyst

Good morning. Just a couple of questions to begin with on the slots side. Over the course of ’06, the net win at Remington has steadily deteriorated. I’m just wondering how do we explain that slide and where do you see the net win stabilizing?

Blake Tohana - Magna Entertainment Corp. - CFO

What we saw in 2006, Anoop, was the opening up of a couple of competitive casinos, some large native Indian casinos, two of them that opened up, one at the end of the third quarter and one at the beginning of the fourth quarter, which we see an impact on net win. I think that, again, we did about 236 for the whole year and about 215 for the fourth quarter. I mean, I think that facility should do sort of in the low to mid two’s. We’ve seen some progress in February as a result of our marketing efforts and continuing to change out game types. So, I think the negative trend that you talked about I think is reversing, and again, we think it’s going to be a steady performer for us going forward.

Anoop Prihar - GMP Securities - Analyst

Okay, and then I guess I have a similar sort of question on Florida. I mean, notwithstanding your comments about the expenses in Q4 being higher than what you had anticipated, I believe the reality is that the net win for slots at Gulfstream for both January and February’s drop quite dramatically from what you reported for Q4. I wonder, could you give us some insight as to why that trend has been so dramatic?

Blake Tohana - Magna Entertainment Corp. - CFO

Sure. I mean, I think as you noted, January did drop off significantly from the 373 that we reported for the fourth quarter of ’06. Part of that I think is due to, we had the benefit obviously of opening up a new facility in ’06, which, in November of ’06 which had a positive impact on the results. But there’s a couple of key factors I think that you have to consider. One of them is theres no ATM’s in the building at Gulfstream Park, as a result of the legislation, and I think that definitely has an impact on the net win per machine as customers, it’s quite an inconvenience not to be able to go to a bank machine on the property, so I think that’s had a significant impact. We’re making progress on the legislative front to get that changed, but we’re not there yet.

The second thing is is there was a new casino that opened up that in nearby that I think had an impact in the immediate term on the results in January. I think what we’re encouraged by is the improvements that we’ve seen in February, in the net win at Gulfstream, and especially over the last couple of weeks. I think our marketing efforts, the new team down there has made a lot of progress and is gaining a lot of traction in grabbing the customer base that’s available in south Florida and building up some loyalty.

Anoop Prihar - GMP Securities - Analyst

Do you think that with 1,200 machines open there that a $300 a day net win over the balance of the year on average is a reasonable expectation?

Blake Tohana - Magna Entertainment Corp. - CFO

I’m not going to comment specifically, Anoop, until we get the machines opened up later this month, but I don’t think that’s an unrealistic view as to where we’ll see when the other 700 machines come onboard. I mean, we think, again, it’s a very good slot market, and as we build time, over time, build our loyalty base with our customers, I think it’s going to do quite well for us.

Anoop Prihar - GMP Securities - Analyst

Okay, and what’s your sustaining CapEx for ’07 looking like?

Blake Tohana - Magna Entertainment Corp. - CFO

We haven’t provided specific guidance on that. We had, in excluding the redevelopment projects that we had with Gulfstream and finishing up Remington Park, the CapEx was about $24 million for 2006. We expect it will be more in 2007, primarily because of the track reconstructions for the installation of the synthetic racing services in California, as required by the CHRB. But other than that, that’s comparable, except for as I said, the track resurfacing.

Anoop Prihar - GMP Securities - Analyst

And how many tracks are you redoing in California?

Blake Tohana - Magna Entertainment Corp. - CFO

There would be two. It would be Golden Gate and we’re looking at San Anita right now.

Anoop Prihar - GMP Securities - Analyst

What’s the cost to do the track?

Blake Tohana - Magna Entertainment Corp. - CFO

It’s between 7 to $10 million.

Anoop Prihar - GMP Securities - Analyst

Per location?

Blake Tohana - Magna Entertainment Corp. - CFO

Per location.

Anoop Prihar - GMP Securities - Analyst

Okay, thank you. That’s it for me.

Operator

Thank you. Your next question comes from the line of Tony Campbell with Knott Partners.

Tony Campbell - Knott Partners - Analyst

Good morning. Could you tell me what the total operation operating cost of HRT was in ’06?

Blake Tohana - Magna Entertainment Corp. - CFO

Again, Tony, we haven’t disclosed specifically what the operating cost is, and as I said, if you look at the technology line which had negative EBITDA for the year of $10 million, most of that related to the HRTV operation.

Tony Campbell - Knott Partners - Analyst

Define “ most”. 80, 90?

Blake Tohana - Magna Entertainment Corp. - CFO

Again, Tony, it’s most. We haven’t disclosed separately exactly what the losses are in HRTV?

Tony Campbell - Knott Partners - Analyst

Okay, second question. Give me a sense of you talk about a ten year contract with Woodbine for AmTote and potentially I guess you’ve signed a ten year contract in Alberta. What’s the value of those contracts, please? At least the Alberta contract.

Blake Tohana - Magna Entertainment Corp. - CFO

Yes, Tony, I think it’s in revenues, it’s a few million dollars, a couple million dollars a year, and the Woodbine contract we’re not prepared to discuss until we get that contract in place. As I said, we still have a ways to go with Woodbine. We’ve been selected as preferred vendor but we still have to negotiate a contract.

Tony Campbell - Knott Partners - Analyst

And, I’m wondering if you could update us on the political scenario in Maryland, please?

Blake Tohana - Magna Entertainment Corp. - CFO

Joe? Did you want to —

Joe De Francis - Magna Entertainment Corp. - EVP

Sure, Blake. I’d be happy to. The Maryland legislature is in session now. They go through the first week in April. There had — in fact there will be hearings tomorrow in the Senate on slot legislation that was introduced last week but the Senate President, and a hearing on Thursday on similar legislation in the house of Delegates. It’s generally considered, at least based upon public comments by the Governor and the presiding officers in the press, it’s generally considered unlikely that such legislation might pass this year, but there is very serious talk of a special session in the fall and the Governor has said on numerous occasions that he considers this to be part — the slots issue to be part of a overall comprehensive solution to the deficit problem that’s going to have to be tackled at that special session.

Tony Campbell - Knott Partners - Analyst

Thank you.

Operator

Thank you. Our next question comes from the line of Tim Rice, with Rice Voelker.

Tim Rice - Rice Voelker - Analyst

Good morning. Am I correct that as part of your effort to gain support from the community and the Dixon Downs development that you’ve agreed to not at any time to attempt to have alternative gaming or rock concerts there?

Michael Neuman - Magna Entertainment Corp. - CEO

This is Michael Neuman, Tim. In the context of our approach to that marketplace, one of the key elements, if you can hear me, I hear a phone ringing, one of the key elements of our initial application was that the facility could be used for large rock concerts, and it quickly became apparent that the town, while very interested some of the major attributes of this project, wasn’t interested being deluged by 40, 50,000 people at a time into their lovely small town environment, and it was hard to argue with that once we went and had a look at it, so we certainly agreed to not do that.

As to the — as to alternative gaming, that wasn’t so much, yes, we’ve said that there won’t be slots there, but frankly, that wasn’t saying much, because I think the California Legislature in their previous contacts with the tribes, had already made it clear that that was going to be the case in any event. However, what we have said is, and we continue to lobby for on a statewide basis in California as well as in other states in the union is, we continue to look for legislative environment where we could conduct instant racing, which, while not slots, do offer, if done properly, do offer the opportunity to implement horse racing related gaming machines in racing, in live racing environments that could significantly augment revenue for Dixon or any other environment to California or otherwise that they go into. So we’ve been very clear, or the legislature has been clear there won’t be any slots, so that wasn’t really news, but we’ve also been just as clear both there and with the legislature that we do want the ability to go ahead and put in instant racing machines.

Tim Rice - Rice Voelker - Analyst

And that will be agreeable to the Dixon community?

Michael Neuman - Magna Entertainment Corp. - CEO

We believe that it will. I mean, they’re interested in all things horse related. These are horse related. They are not to be confused with slots, which is why they are allowed in some other jurisdictions and we think we have a shot at, together with the rest of the industry in California, at making them available in California, so we believe it will. But again, we have a referendum that we must undertake in Dixon in April and this is a whole pack — this is a package deal. There are some wonderful opportunities for Dixon with what we’ve provided and decided to do there. It will be a major boost for their tax base, and so, but it remains to be seen whether the folks of Dixon agree. We hope they do, and we hope also through further lobbying in California to be able to put in instant racing.

Tim Rice - Rice Voelker - Analyst

Thank you very much.

Michael Neuman - Magna Entertainment Corp. - CEO

Operator, it’s coming up on an hour so we’ll take two more questions.

Operator

Thank you. Your next question comes from the line of Mark Friedman with MBF Capital Management.

Mark Friedman - MBF Capital - Analyst

Yes, thank you. You mentioned the CapEx for ’07, I guess in ’06, you used the term “ Sustainable CapEx” was 24 million?

Blake Tohana - Magna Entertainment Corp. - CFO

I don’t think I said sustainable. I said the CapEx excluding the redevelopment projects related to Gulfstream and the completion of the Remington Park Casino.

Mark Friedman - MBF Capital - Analyst

So, 24 million is the maintenance CapEx, is that a better term?

Blake Tohana - Magna Entertainment Corp. - CFO

The other capital expenditures.

Mark Friedman - MBF Capital - Analyst

Okay, and you expect that to be level in ’07 except for these two track improvements which could be, I don’t know, 20 million maybe?

Blake Tohana - Magna Entertainment Corp. - CFO

Yes. I said it would be comparable except for those two items.

Mark Friedman - MBF Capital - Analyst

Okay, but what number would I expect to see on the income statement for depreciation? I guess it’s going to go up because of the slots. What number do you expect to see for the year on the income statement?

Blake Tohana - Magna Entertainment Corp. - CFO

We don’t provide — we haven’t provided specific P&L guidance including depreciation. So the one that I would say is, there is going to be additional depreciation as we continue to buildout the slot facility at Gulfstream, but then I also mentioned earlier in the call that there would be less depreciation as a result of the non-cash write-off in Europe.

Mark Friedman - MBF Capital - Analyst

 Okay, and then one other thing. On the development with Forest City down in Florida, the village at Gulfstream, what is your, what would your committment be? Is it cash or are you done as far as on a cash basis and your equity is in the land? Can you give me a little color on that?

Blake Tohana - Magna Entertainment Corp. - CFO

Yes, no. There’s — we’re 50/50 joint ventures on that development, whatever equity contributions that are required would be shared between ourselves and our joint venture partner. The joint ventures expected that the joint venture would arrange construction financing to cover most of the capital costs of the project. We have not provided any specific guidance on the amount of the equity, nor has Forest City, our joint venture partner, so until we both do that, I can’t give you any specific numbers on that.

Mark Friedman - MBF Capital - Analyst

Okay. Do you think it will require cash in ’07?

Blake Tohana - Magna Entertainment Corp. - CFO

Based on, again, I can’t give you any specifics. I don’t think it would be a significant amount of cash during ’07, subject to arranging construction financing and the timing of when construction occurred.

Operator

Thank you. Our next question comes from the line of Steve Velgot with Cathay Financial.

Steve Velgot - Cathay Financial - Analyst

Hi. Yes, just a question getting back to potential asset sales. I know Michael made reference to, I think potentially selling properties that are not income producing, and I know that at one-time you’d sold just a portion of the land of the Palm Beach training facility and that sale fell through, but what I’m wondering is both with the Palm Beach County land and the land in Southern California, I mean, is it ever considered to potentially relocate training facilities to lower priced real estate and monetizing the whole property down in Florida and Southern California?

Blake Tohana - Magna Entertainment Corp. - CFO

Steve, I think, again, those are analysis and decisions that we go through and look at the training facilities and look at the underlying real estate value. Palm Meadows is important to the operation of the Gulfstream Park, but as you noted, there is some excess real estate on that property, which is more than 450 acres that could be monetized, and it’s, as I think we’ve stated before, it’s one of the parcels that we’re exploring. The other training centers, again, that we are looking at those operations and the underlying real estate and looking at alternatives that we have with respect to those properties.

Steve Velgot - Cathay Financial - Analyst

Okay, so it doesn’t sound like you’d necessarily have considered the whole property, but I take it that in the future, that could be something that’s done?

Michael Neuman - Magna Entertainment Corp. - CEO

It’s Michael. Let me just say that we haven’t necessarily considered the whole property but we would consider the whole property. One of the key inputs to that decision is, do we have adequate stable space? Do we have adequate housing for the total number of horses that are required to meet the needs of the meets in a region? So, on the one hand, it’s unfortunate that land values escalate to the point where it’s no longer economic to house the horses, on the other hand it’s a nice problem to have, but nevertheless, you still do have to have the ability to stable the horses close enough to the meet to be able to carry on the meet. So part of our analysis in Southern California and South Florida is to determine just whether or not we can do that and take up the slack among, not only our track facility, our live track facility, but the other tracks that are owned by others in the region such that we can meet the need for stabling, and be able to monetize in its entirety some of the properties that you’ve just discussed. So, getting rid of the whole package is not outside the range of options we’re exploring.

Steve Velgot - Cathay Financial - Analyst

Okay, thank you.

Operator

Thank you. Mr. Neuman, I will now turn the presentation back over to you for closing remarks.

Michael Neuman - Magna Entertainment Corp. - CEO

Thank you very much, Operator, and Blake and Joe. Thank you for joining us, ladies and gentlemen. It’s our pleasure to have announced our Q4 and total 2006 results. We look forward to, in brief conversations that Blake and I have had together and individually with some of you over the past few days, particularly, I know many of you have expressed your desire for us to begin talking to you on a more regular basis. That certainly is in the cards. We believe that we shouldn’t be waiting for our quarterly conference calls to get out and do that, and so Blake and I will, as a matter of our — of the work that we have to do together over the next short while, be conferring over that, in an effort to get ourselves out of the building and on to the road, and I look forward to meeting you as and when that takes place. So, look to see more of us, hear more from us than I think you have typically done in the past, and we’ll be coming back to you shortly in that regard. Once again, thanks for joining us today. Have a nice day.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.